EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the use, by incorporation by reference, in the Form S-8 Registration Statement under The Securities Act of 1933 of Spectrum Pharmaceutical Corporation (a Florida corporation) (Registrant) of our report dated May 14, 1999 on the financial statements of Spectrum Pharmaceutical Corporation as of March 31, 1999 and 1998 and for each of the two years then ended and for the period from May 29, 1990 (date of inception) through March 31, 1999 accompanying the financial statements contained in the Registrant's Annual Report on Form 10-KSB as of and for the period ended March 31, 1999, and to the use of our name and statements with respect to us as appearing under the heading "Experts".




                                                         S. W. HATFIELD, CPA
Dallas, Texas
May 28, 1999